EXHIBIT m.6

                           PHOENIX INSIGHT FUNDS TRUST
                                  (the "Trust")

                              INSTITUTIONAL SHARES
                        AMENDED AND RESTATED SERVICE PLAN
                           NOT PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

                           PHOENIX INSIGHT FUNDS TRUST
                                  (the "Trust")

                              INSTITUTIONAL SHARES
                        AMENDED AND RESTATED SERVICE PLAN
                           NOT PURSUANT TO RULE 12b-1
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

1.       Introduction
         ------------

         The Trust and Phoenix Equity Planning Corporation (the "Distributor"), a broker-dealer registered under the Securities Exchange Act of 1934, have entered into a Distribution Agreement pursuant to which the Distributor will act as principal underwriter of each class of shares of the Trust for sale to the permissible purchasers. The Trustees of the Trust have adopted a service plan with respect to Institutional shares (the "Original Plan"). The Trustees now wish to adopt this amended service plan (the "Amended Plan")

2.       Service Fees
         ------------

         The Trust shall pay the Distributor, at the end of each month, an amount on an annual basis equal to 0.25% of the average daily value of the net assets of the Trust's Institutional shares, as compensation for providing personal service to shareholders, including assistance in connection with inquiries relating to shareholder accounts and maintaining shareholder accounts (the "Service Fee"). Amounts paid or payable by the Trust under this Amended Plan or any agreement with any person or entity relating to the implementation of this Amended Plan ("related agreement") shall only be used to pay for the activities described above.

3.       Reports
         -------

         At least quarterly in each year this Amended Plan remains in effect, the Trust's Principal Accounting Officer or Treasurer, or such other person authorized to direct the disposition of monies paid or payable by the Trust, shall prepare and furnish to the Trustees of the Trust for their review, and the Trustees shall review, a written report regarding the amounts expended under this Amended Plan and the purposes for which such expenditures were made.

4.       Required Approval
         -----------------

         This Amended Plan shall not take effect until it, together with any related agreement, has been approved by a vote of at least a majority of the Trust's Trustees as well as a vote of at least a majority of the Trustees of the Trust who are not interested persons (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Amended Plan or in any related agreement (the "Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on this Amended Plan.

5.       Term
         ----

         This Amended Plan shall remain in effect for one year from the date of its adoption and may be continued thereafter if specifically approved at least annually by a vote of at least a majority of the Trustees of the Trust as well as a majority of the Disinterested Trustees. This Amended Plan may be amended at any time, provided that (a) the Amended Plan may not be amended to increase materially the amount of the service fees provided in Paragraph 2 hereof without the approval of at least a majority of the outstanding voting securities (as defined in the Act) of the Institutional shares of the Trust and (b) all material amendments to this Amended Plan must be approved by a majority vote of the Trustees of the Trust and of the Disinterested Trustees cast in person at a meeting called for the purpose of such vote.

6.       Selection of Disinterested Trustees
         -----------------------------------

         While this Amended Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Disinterested Trustees then in office.

7.       Related Agreements
         ------------------

         Any related agreement shall be in writing and shall provide that (a) such agreement shall be subject to termination, without penalty, by a vote of a majority of the Disinterested Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Institutional shares of the Trust on not more than 60 days' written notice to the other party to the agreement and (b) such agreement shall terminate automatically in the event of its assignment.

8.       Termination
         -----------

         This Amended Plan may be terminated at any time by a vote of a majority of the Disinterested Trustees or by a vote of a majority of the outstanding voting securities (as defined in the Act) of the Institutional shares of the Trust. In the event this Amended Plan is terminated or otherwise discontinued, no further payments hereunder will be made hereunder.

9.       Records
         -------

         The Trust shall preserve copies of this Amended Plan and any related agreements and all reports made pursuant to Paragraph 3 hereof, and any other information, estimates, projections and other materials that serve as a basis therefor, considered by the Trustees of the Trust, for a period of not less than six years from the date of this Amended Plan, the agreement or report, as the case may be, the first two years in an easily accessible place.

10.      Non-Recourse
         ------------

         The Trust's Declaration of Trust, a copy of which, together with the amendments thereto ("Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, refers to the Trustees under the Declaration of Trust collectively as Trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Trust may be held to any personal liability, nor may any resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust but the Trust property only shall be liable.

Adopted by the Board of Trustees dated May 18, 2006.